Exhibit 10.25
UNIT OPTION AGREEMENT
[Company] (the "Global Affiliate") confirms that, on             , 20    , (the "Grant Date") you were granted                 ,      Unit Options, and approves or ratifies such grant. Each Unit Option entitles you to receive a cash payment equal to the Fair Market Value of one share of Common Stock on the Surrender Date less $    .     (the "Grant Value"), if the difference is greater than zero. Your Unit Options are subject to the terms and conditions of this Agreement and of the MetLife International Unit Option Incentive Plan (the "Plan"). Any payment due under this Agreement may be made on behalf of the Global Affiliate by any one or more Affiliates (each such Affiliate(s) making any such payment will be known as a "Paying Affiliate"). Unless otherwise specified, the word "Section" refers to a Section in this Agreement. Any other capitalized word used in this Agreement but not defined here is defined in the Plan.
1. Normal Term of Your Options. Except as provided in Sections 3 and 4:

(a)	one-third of your Unit Options granted hereunder will become eligible for Surrender on each of the first, second and third anniversaries of the Grant Date;

(b)	you may Surrender your Unit Options which are eligible for Surrender until the close of business in New York City on , 20 [day bef 10th anniv of Grant Date] (the "Expiration Date"), and

(c)	you need not Surrender all of your Unit Options at one time.
2. Method of Surrender; Form of Payment. You may Surrender any of your Unit Options that have become eligible for Surrender by notifying the Administrator in writing, using procedures that will be established for this purpose. (As defined in the Plan, the Surrender Date for a Unit Option is the next business date in New York City, New York, United States, after your Surrender of that Unit Option.) Payment will be made in a currency chosen by the Paying Affiliate.
3. Changes of Status. For purposes of this Section 3, your transfer between an Affiliate and any other Affiliate or the Company will not be a termination of employment.
(a) Disability. In the event of your Disability, your Unit Options will become eligible for Surrender just as they would have if you remained in active service and, once your Unit Options are eligible for Surrender, they may be Surrendered at any time until the close of business on the Expiration Date. Any of your Unit Options that are not Surrendered within that period will be forfeited. Once this Section 3(a) applies, Sections 3(b), (c), (e) and (f) will not apply to your Unit Options, even if you subsequently return to active service or terminate employment with the any Affiliate or the Company for any reason.
(b) Death. In the event that your employment with the any Affiliate or the Company terminates due to your death, all of your Unit Options will become fully eligible for Surrender as of the date of your death and will remain so until the close of business on the Expiration Date. Any of your Unit Options that are not Surrendered within that period will be forfeited.

(c) Approved Retirement. If your employment with any Affiliate or the Company terminates due to your Approved Retirement, your Unit Options will become eligible for Surrender just as if you had not retired, and you may Surrender your Unit Options which are eligible for Surrender at any time until the close of business on the Expiration Date. Any of your Unit Options that are not Surrendered within that period will be forfeited. Subject to Section 2.1(c) of the Plan, you do not need special approval from the Administrator for an Approved Retirement.
(d) Termination for Cause. Notwithstanding any other terms of this Section 3, in the event that your employment with any Affiliate or the Company is terminated for Cause, all of your Unit Options not yet Surrendered will be forfeited immediately.
(e) Other Termination of Employment. Unless the Administrator determines otherwise, if your employment with any Affiliate or the Company terminates for any reason other than those listed in paragraphs (b), (c), (d) or (e) of this Section 3, including, for example, your voluntary termination of employment or your termination by the any Affiliate or the Company without Cause, your Unit Options that are eligible for Surrender as of the date of termination will remain eligible for Surrender for a period of 30 days or until the close of business on the Expiration Date, whichever period is shorter. All of your Unit Options that are not eligible for Surrender at the date of termination will be forfeited immediately, as will any Unit Option that is not Surrendered within that period.
4. Change of Control.
(a) Accelerated Exercisability and Payment. Except as provided in Section 4(b), if a Change of Control occurs, all of your outstanding Unit Options not yet eligible for Surrender will become eligible for Surrender immediately, regardless of the applicable Surrender eligibility schedule, and, if your employment is involuntarily terminated for any reason other than Cause within twelve (12) months of such Change of Control, you will have until the earlier of (i) twelve (12) months following such termination date, or (ii) the Expiration Date, to exercise your Unit Options. However, the Administrator may elect to redeem your Unit Options for a cash payment equal to the Change of Control Price less the Grant Value, multiplied by the number of exercisable Unit Options that you have not yet Surrendered.
(b) Alternative Award. Notwithstanding Section 4(a), your Unit Options will not become eligible for Surrender immediately, and they will not be subject to being redeemed with a cash payment to you, if the Administrator reasonably determines in good faith, prior to the Change of Control, that your Unit Options will be honored or assumed, or new rights substituted for the outstanding Unit Options (referred to as an "Alternative Award") by your employer or an affiliate immediately after the Change of Control. Any Alternative Award must:

(1)
be based on stock which is traded on an established securities market, or that the Administrator reasonably believes will be traded on an established securities market within 60 days after the Change of Control;

(2)
provide you with rights substantially equivalent to or better than the rights applicable to your Unit Options (including, but not limited to, an identical or better exercise or surrender eligibility schedule, and identical or better timing and methods of payment);

(3)	have substantially equivalent economic value to your Unit Options (determined at the time of the Change of Control); and

(4)
provide that, in the event that your employment is involuntarily or Constructively Terminated after a Change of Control, any conditions imposed on your rights under an Alternative Award, including any restrictions on transfer, surrender eligibility, or exercisability of any Alternative Award, will be waived or will lapse.

5. Nontransferability of Awards. You may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Unit Options, other than by will or by the laws of descent and distribution. All rights with respect to your Unit Options are exercisable or eligible for Surrender during your lifetime only by you.
6. Estate. Your rights under this Agreement will pass to and may be exercised or Surrendered after your death by your estate, except as otherwise required by law. Any payments due you under this Agreement not paid to you as of your death will be paid to your estate, except as otherwise required by law.
7. Tax Withholding. The Paying Affiliate may withhold, or require you to remit, an amount sufficient to satisfy any applicable withholding tax requirements relating to the Surrender of your Unit Options, and the Paying Affiliate may defer payment until this requirement is satisfied. Regardless of any action the Paying Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your estate) and that no Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any Unit Option, including the grant, eligibility for Surrender, or Surrender of the Unit Option, and that neither the Administrator nor any Affiliate commits to structure the terms of the grant of or any aspect of any Unit Option to reduce or eliminate your (or you estate's or any heir's) liability for such tax.
8. Adjustment of Unit Options. The Administrator will make appropriate adjustments in the terms and conditions of your Units Options in recognition of unusual or nonrecurring events affecting the Company or its financial statements as provided in the Plan. The Administrator's determination in this regard will be conclusive.
9. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware of the United States of America, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of New York of the United States of America, to which jurisdiction the Administrator, the Global Affiliate, and you consent, to the maximum extent consistent with law.

10. Interpretation; Construction. Any determination or interpretation by the Administrator pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control.
11. Entire Agreement. This Agreement and the Plan represent the entire agreement between you and the Global Affiliate regarding your Unit Options. No promises, terms, or agreements of any kind regarding your Unit Options that are not set forth in this Agreement or in the Plan, or to which there is no reference in this Agreement or the Plan, are part of this Agreement.
12. Amendments. The Administrator has the exclusive right to amend this Agreement as long as the amendment is consistent with the Plan. The Administrator will give written notice to you (or, in the event of your death, to your estate) of any amendment as promptly as practicable after its adoption.

13. No Right to Future Grants; No Right of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of any Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of any Affiliate. In accepting this Agreement, you acknowledge that: (a) the Plan is established voluntarily, and this Unit Option Agreement is established voluntarily by the Global Affiliate, and that each is discretionary in nature and may be modified, suspended or terminated by the Administrator at any time, as provided in the Plan and this Agreement, respectively; (b) the grant of the Unit Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Unit Options, or benefits in lieu of Unit Options, even if Unit Options have been granted repeatedly in the past; (c) all decisions with respect to future Unit Option grants, if any, will be at the sole discretion of the Administrator, including, but not limited to, the timing of any grants, the number of Unit Options and vesting provisions; (d) your participation in the Plan is voluntary; (e) the Unit Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of your employment contract, if any; (f) the Unit Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the Unit Option grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company; (h) the future Fair Market Value of Common Stock is unknown and cannot be predicted with certainty; (i) if the Fair Market Value of Common Stock does not increase during the term of your Unit Options, your Unit Options will have no value; (j) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Unit Options or diminution in value of the Unit Options and you irrevocably release the Administrator, the Company, and each Affiliate from any such claim that may arise; and (k) in the event of the termination of your employment, neither your eligibility, nor any right to receive Unit Options, nor any period within which your Unit Options may become eligible for Surrender, if any, will not be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of termination of employment, your right to Surrender the Unit Options, if any, will not be extended by any notice period mandated under law.
14. Employee Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Administrator, any Affiliate, or the Company, for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Administrator, any Affiliate, and the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, or shares of stock or directorships held in Affiliates, and the Company, details of all Unit Options awarded, canceled, Surrendered, eligible for surrender, and/or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data"). You understand that the Administrator, Affiliates, or the Company will transfer Data amongst themselves as necessary for the implementation, administration and management of the Plan, that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including but not limited to any applicable retention period necessary for effective or lawful administration of the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any amendments to Data that are required by applicable law or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You are not obligated to consent to the collection, use, processing and transfer of Data. However, you understand that if you refuse to grant consent under this Section 14 by failing to accept this Agreement you will not receive any Unit Options pursuant to this Agreement, and that if you subsequently withdraw your consent under this Section 14 you will forfeit any of your Unit Options you have not yet Surrendered. You understand that you may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.
15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16. Nature of Obligation. You acknowledge that, subject to the terms of Section 19 of this Agreement, the obligation to make payments due under this Unit Option agreement, if any, shall be the sole obligation of the Global Affiliate, but may be satisfied by any Affiliate on behalf of the Global Affiliate, and shall be unfunded and unsecured. In no event shall the Company be obligated to make payments due under this Unit Option Agreement. The Global Affiliate and you agree and acknowledge that, to the extent consistent with applicable law, neither the Unit Options, this Agreement, the Plan nor any rights, obligations, terms and conditions set forth therein or in connection therewith, constitute securities, negotiable instruments, or derivatives instruments or transactions.
17. Currency; Exchange Rate. Payments pursuant to Section 4 of this Agreement will be made in your then-current payroll currency (or another currency of your choosing) at a reasonable US currency exchange rate chosen in good faith by the Paying Affiliate. Otherwise, any payment due to you will be made in your then-current payroll currency (or other currency of the Paying Affiliate's choosing) at a US currency exchange rate determined by the Paying Affiliate in its discretion.
18. Consideration. To the extent any separate or additional consideration is necessary under applicable law to effectuate the parties' intentions to be bound by the terms of this Agreement, you agree to pay US$1.00 (One Dollar 00/100 currency of the United States of America) to the Global Affiliate, which shall not be refundable to you.
19. Substitution of Stock-Based Award. Notwithstanding anything in this Agreement to the contrary, the Administrator may, at any time prior to payment for your Unit Options, in its sole discretion, find that the Company or an Affiliate has made an award to you, intended to substitute for your Unit Options, that is in substantially the same form as your Unit Options and on the same material terms, but with payment due in Common Stock rather than cash (i.e., stock-payable share appreciation rights). Upon such a finding, the Administrator may, in its sole discretion, cancel your Unit Options in light of that substitute award without additional compensation to you.
20. Miscellaneous Terms. Your Unit Options are not Common Stock or the right to acquire Common Stock and do not give you the rights of a holder of Common Stock. Payment pursuant to Surrender of your Unit Options is subject to all applicable laws, rules and regulations, to any approvals by any governmental agencies as may be required, and to any Company policy on insider trading. No payment will be made upon Surrender of any of your Unit Options if that payment or Surrender would result in a violation of such law, rule, regulation, approval, or policy. Your Unit Options are subject to the Company's performance-based compensation recoupment policy (which currently covers only officers or officer-equivalent employees of the Company and its Affiliates) in effect from time to time. As a condition of the grant confirmed in this Agreement, you agree to take any and all actions, and consent to any and all actions taken by the Administrator, Company, Global Affiliate, or any Affiliate as may be required to comply with any laws, rules and regulations. In addition, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under laws, rules and regulations. Any or all documents related to awards granted to you under the Plan may be delivered to you by electronic means. You hereby consent to receive such documents by electronic delivery and agree to engage in any transaction under the Plan through any on-line or electronic system as may be established and maintained for that purpose. You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the award, be drawn up in English. If you have received this Agreement, the Plan or any other documents related to the award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control except as otherwise required by law. The Administrator and the Global Affiliate reserve the right to impose other requirements on awards granted to you under the Plan to the extent that the Administrator or the Global Affiliate determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with law or to facilitate the administration of the Plan.
IN WITNESS WHEREOF, the Global Affiliate has caused their duly authorized officers to execute, and you have executed, this Agreement effective on the Grant Date.

[Company]	EMPLOYEE

By:
Signature	Signature

Name	Name

Title

IN WITNESS WHEREOF, the Plan Administrator has approved this form of Unit Option Agreement pursuant to the MetLife International Unit Option Incentive Plan effective February 23, 2011.

ADMINISTRATOR

/s/ Dennis J. Shiel
Dennis J. Shiel

Date:	7/21/2011